Exhibit 2.3

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK, $.0001 PAR VALUE PER SHARE

IJASCODE HANDSOFF MARKETING SYSTEM, a corporation organized and existing under the laws of the State of California (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board“) on June 10, 2019 in accordance with the provisions of its Articles of Incorporation (as amended and may be amended from time to time, the “Articles of Incorporation”) and by-laws. The authorized series of the Corporation’s previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation, as amended, and by-laws of the Corporation, the Board hereby authorizes a series of the Corporation’s previously authorized preferred stock (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I.	NAME OF THE CORPORATION

IJASCODE HANDSOFF MARKETING SYSTEM

II.	DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series A Preferred Stock, $.0001 par value per share (the “Series A Preferred”).

B. Number of Shares. The number of shares of Series A Preferred authorized shall be one (1) share and shall have a stated value equal to $1.00 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares).

C. Dividends: Initially, there will be no dividends due or payable on the Series A Preferred. Any future terms with respect to dividends shall be determined by the Board consistent with the Articles of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate of Designations, which the Board shall promptly file or cause to be filed.

III.	Liquidation and Redemption Rights

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holder of Series A Preferred shall be entitled to receive, on parity with the holders the Corporation’s common stock (“Common Stock”), assets of the Corporation available for distribution to the holders of capital stock of the Corporation. The Series A Preferred shall not have any priority or preference with respect to any distribution of any of the assets of the Corporation. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Corporation's assets will be considered a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Article III.

IV.	CANCELLATION

Upon the Corporation listing its securities on a national exchange, including without limitation, the NASDAQ Capital Market or New York Stock Exchange MKT, the Series A Preferred will automatically be cancelled and the holder will no longer possess any rights, preferences, privileges or powers previously conferred by the Series A Preferred.

V.	RANK

All shares of the Series A Preferred shall rank (i) senior to the Common Stock, par value $.0001 per share, and any other class or series of capital stock of the Corporation hereafter created, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI.	VOTING RIGHTS

Each share of the Series A Preferred has voting rights equal to (x) the total issued and outstanding Common Class A and Common Class B Stocks and preferred stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Class A and Common Class B Stocks and preferred stock eligible to vote at the time of the respective vote. For the avoidance of doubt, if the total issued and outstanding Common Class A and Common Class B Stocks eligible to vote at the time of the respective vote is 8,000,000, the voting rights of the Series A Preferred shall be equal to 8,326,530 (e.g. (8,000,000 / 0.49) - 8,000,000 = 8,326,530).

VII.	PROTECTION PROVISIONS

So long as any shares of Series A Preferred are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series A Preferred, alter or change the rights, preferences or privileges of the Series A Preferred so as to affect adversely the holders of Series A Preferred.

VIII.	MISCELLANEOUS

A. Status of Redeemed Stock: In case any shares of Series A Preferred shall be redeemed or otherwise reacquired, the shares so redeemed or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred.

B. Lost or Stolen Certificates: Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C. Waiver: Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series A Preferred granted hereunder may be waived as to all shares of Series A Preferred (and the holders thereof) upon the unanimous written consent of the holders of the Series A Preferred.

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D. Notices: Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

IJASCODE HANDSOFF MARKETING SYSTEM

333 N Lantana St. Suite #126,

Camarillo, California 93010

Attention: Jayson Panopio

Telephone: (888) 679-3102

If to the holder of Series A Preferred, to the address listed in the Corporation’s books and records.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designations as of the 10th day of June, 2019.

IJASCODE HANDSOFF MARKETING SYSTEM

By:	/s/ Jayson Panopio
	Name:	Jayson Panopio
	Title:	Chief Executive Officer

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